Exhibit 99.1

Press Release

SOURCE: MidCarolina Financial Corporation

Contacts:	Randolph J. Cary, Jr.	Chris Redcay
	President and CEO	Chief Financial Officer
	336-538-1600	336-538-1600

MidCarolina Financial Corporation Announces 28% Increase in Second Quarter Net Income

BURLINGTON, N.C., — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI- news) today reported operating results for the three-month and six-month periods ended June 30, 2005. For the second quarter of 2005, net income was $555,000, a 28% increase compared to net income of $435,000 reported for the second quarter of 2004. Diluted earnings per share increased to $0.20 for the second quarter, compared to $0.17 for the same period in 2004.

For the six-month period ended June 30, 2005, MidCarolina reported net income of $1,055,000 an increase of 25% compared to $843,000 reported for the same six-month period in 2004. Diluted earnings per share increased to $0.39 for the six-months of 2005, compared to $0.32 for the same six-month period in 2004.

MidCarolina reported total assets of $ 332.8 million at June 30, 2005, an increase of 32% compared to the $251.8 million reported at June 30, 2004. Total loans, net of mortgages held for sale, on June 30, 2005 were $258.2 million, an increase of 31% from levels reported a year earlier. Deposit totals at the end of the quarter were $ 273.7 million, an increase of 53% when compared to deposit balances as of June 30, 2004.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “We are very pleased with the results for the second quarter and first six months of 2005. Our margins have shown improvement as the bank benefited from increases in short term interest rates. Our second quarter demonstrated continued solid balance sheet growth in the loan and deposit portfolios. Furthermore, we are excited about our organic growth prospects considering two recent merger announcements of local competitors in Alamance County. As we look to the remainder of 2005 we are confident that we are well positioned to take advantage of future opportunities as they arise with our quality customer service and seasoned, high performing team members.”

MidCarolina Bank provides a complete line of banking services to individuals and businesses through its four full-service banking offices and two limited-service offices located in the cities of Burlington, Graham and Greensboro, North Carolina. MidCarolina offers full service brokerage services through its wholly owned subsidiary MidCarolina Investments, Inc. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to MidCarolina’s filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina Financial Corporation’s forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended June 30,
	2005 (Unaudited)	2004 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$4,492	$2,798	60.5%
Interest expense	1,891	992	90.6%
Net interest income	2,601	1,806	44.0%
Provision for loan losses	367	275	33.5%
Net interest income after provision for loan losses	2,234	1,531	45.9%
Noninterest income	764	1,040	-26.5%
Noninterest expense	2,162	1,923	12.4%
Income before income tax expense	836	648	29.0%
Provision for income taxes	281	213	31.9%
Net income	555	435	27.6%

PER SHARE DATA
Earnings per share, basic	$0.22	$0.18
Earnings per share, diluted	0.20	0.17

	For the Six Months Ended June 30,
	2005 (Unaudited)	2004 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$8,327	$5,445	52.9%
Interest expense	3,395	1,924	76.5%
Net interest income	4,932	3,521	40.1%
Provision for loan losses	638	432	47.7%
Net interest income after provision for loan losses	4,294	3,089	39.0%
Noninterest income	1,553	1,982	-21.6%
Noninterest expense	4,253	3,833	11.0%
Income before income tax expense	1,594	1,238	28.8%
Provision for income taxes	539	395	36.5%
Net income	1,055	843	25.2%

PER SHARE DATA
Earnings per share, basic	$0.42	$0.34
Earnings per share, diluted	0.39	0.32

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.70%	0.70%
Return on average equity	12.40%	11.17%
Net yield on earning assets (taxable equivalent)	3.42%	3.12%
Equity to assets ratio, end of period	5.27%	5.89%
Allowance for loan losses as a percentage of total loans, end of period	1.36%	1.47%
Non-performing assets to total assets, end of period	0.66%	0.21%
Ratio of net charge-offs to average loans outstanding	0.00%	0.02%

	As of June 30,
	2005 (Unaudited)	2004 (Unaudited)	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$258,156	$197,272	30.9%
Allowance for loan losses	3,501	2,898	20.8%
Loans, net of allowance for loan losses	254,655	194,374	31.0%
Securities, available for sale	46,178	26,556	73.9%
Securities, held to maturity	250	250	0.0%
Total Assets	332,758	251,832	32.1%
Deposits:
Noninterest-bearing deposits	32,729	22,231	47.2%
Interest-bearing demand and savings	59,236	56,612	4.6%
CD’s and other time deposits	181,704	100,186	81.4%
Borrowed Funds	39,764	57,000	-30.2%
Total interest-bearing liabilities	280,704	213,798	31.3%
Shareholders’ Equity	17,534	14,840	18.2%